EXHIBIT 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is entered into as of this 15th day of July, 2026 (the “Effective Date”), by and between Sadot Group Inc., a Nevada corporation (the “Company”), and Helena Global Investment Opportunities I Ltd., a Cayman Islands exempted company (the “Holder”). The Company and the Holder are each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, the Company and the Holder are parties to (i) that certain Purchase Agreement, dated as of September 23, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company obtained the right, subject to the terms and conditions therein, to issue and sell to the Holder, and the Holder agreed to purchase, up to $10,000,000 of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), representing an equity line of credit facility, together with each other agreement, certificate and instrument executed or delivered in connection therewith (collectively the “Existing ELOC Documents”); and (ii) that certain Securities Purchase Agreement, dated as of September 23, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), pursuant to which the Company sold and issued 44,370 shares of Common Stock and 37,063 prefunded warrants to purchase shares of Common Stock to the Holder, together with each other agreement, certificate and instrument executed or delivered in connection therewith (collectively, the “Existing SPA Documents” and together with the Existing ELOC Documents, the “Existing Transaction Documents”);

WHEREAS, certain Events of Default (as defined below), breaches and claims for liquidated damages, default interest and other remedies are alleged by the Holder to have arisen under one or more of the Existing Transaction Documents, including from the Company’s failure to file, and to cause to be declared effective, a resale registration statement and to submit Advance Notices as required thereby, which liquidated damages the Holder asserts have accrued and remain due and owing in a substantial amount (collectively, the “Existing Claims”);

WHEREAS, the Holder has initiated an action in connection with the Existing Claims in the matter styled Helena Global Investment Opportunities I Ltd. v. Sadot Group Inc., filed in the United States District Court for the Southern District of New York at Case No. 1:26-cv-05818 (the “Lawsuit”);

WHEREAS, the Parties desire to compromise, resolve and settle the Existing Claims on the terms and subject to the conditions set forth in this Agreement and the other Settlement Documents (each as defined below); and

WHEREAS, this Agreement, together with the other Settlement Documents, constitutes the integrated economic bargain between the Parties, and none of the Settlement Documents would have been executed by either Party without the execution and delivery of each of the other Settlement Documents on the terms set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Existing ELOC Documents. In addition, the following terms shall have the respective meanings set forth below:

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash Payment” means $350,000, payable by the Company to the Holder in accordance with Section 2.1.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with Article III.

“Conditional Release” has the meaning ascribed to such term in Section 6.1.

“Event of Default” means any of the following: (i) the Company’s failure to pay the Cash Payment when due; or (ii) any other breach by the Company of the terms of this Agreement.

“Release Conditions” has the meaning ascribed to such term in Section 6.1, and means the Holder’s actual receipt of the Cash Payment.

“SEC” means the Securities and Exchange Commission.

“Settlement Documents” means, collectively, this Agreement and each other instrument, agreement, certificate or document executed or delivered in connection with any of the foregoing, if any.

ARTICLE II CONSIDERATION AND DELIVERABLES

2.1 Cash Payment. The Company shall pay to the Holder the Cash Payment, in immediately available funds by wire transfer to an account designated in writing by the Holder, on or before 5:00 p.m. Eastern Time (close of business) on July 17, 2026. Time is of the essence with respect to the Cash Payment, which shall be made without setoff, counterclaim, deduction or withholding of any kind.

2.2 Dismissal of Lawsuit. Upon Holder’s actual receipt of the Cash Payment, and provided that the receipt is timely as required herein above, the Holder shall dismiss the Lawsuit with prejudice within three (3) business days of receipt by filing a stipulation of dismissal signed by all parties who have appeared in the Lawsuit pursuant to Fed. R. Civ. P. 41(a)(1)(A)(ii).

2.3 Termination of Agreements. Upon the Holder’s actual receipt of the Cash Payment, the Holder and the Company agree that all obligations of either party under the Existing Transaction Documents shall terminate effective as of the Effective Date.

2.4 Waiver. Effective upon the Effective Date, the Holder hereby irrevocably waives any breach or violation of the Existing Transaction Documents relating to, or in connection with the Company’s entry into and the consummation of the transactions contemplated by (i) the securities purchase agreement and (ii) the equity purchase facility agreement, (including with any other agreements or documents entered into in connection with such securities purchase agreement and equity purchase facility agreement) that the Company intends to enter into with certain institutional investors on or about the date hereof and the termination contemplated in Section 2.3 herein shall be deemed effective prior to the entry into of these agreements subject to the Holder’s receipt of the Cash Payment as contemplated herein.

2.5 Integrated Economic Bargain. The Parties acknowledge and agree that the deliverables and obligations described in Section 2.1, together with the Conditional Release and the other covenants and agreements of the Parties set forth in the Settlement Documents, constitute a single, integrated economic bargain, no portion of which has been severable for purposes of negotiation, and neither Party has been willing to enter into any particular Settlement Document without the execution and delivery of each of the other Settlement Documents on the terms set forth therein.

ARTICLE III CLOSING

3.1 Closing Date. The Closing shall take place remotely by electronic exchange of counterpart signature pages on the Effective Date, or at such other time or place as the Parties may agree in writing.

3.2 Company Deliverables at Closing. At the Closing, the Company shall deliver, or cause to be delivered, to the Holder an executed counterpart of the Settlement Document.

3.3 Holder Deliverables at Closing. At the Closing, the Holder shall deliver to the Company an executed counterpart of each Settlement Document to which the Holder is a party, and such other documents as the Company may reasonably request.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each Party represents and warrants to the other that, as of the Effective Date: (a) it has full power and authority to execute, deliver and perform its obligations under each Settlement Document to which it is a party; (b) each such Settlement Document has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and general principles of equity; and (c) such execution, delivery and performance do not and will not conflict with, result in a violation of, or constitute a default under any law, order, organizational document or material agreement applicable to such Party.

4.2 Company Representations. The Company further represents and warrants to the Holder that, as of the Effective Date: (a) the execution, delivery and performance of the Settlement Documents have been duly authorized by the Company’s Board of Directors; and (b) no injunction, order or proceeding is pending or threatened that would prohibit or materially adversely affect the transactions contemplated hereby.

4.3 Holder Representations. The Holder further represents and warrants to the Company that, as of the Effective Date: (a) the Holder is the sole record and beneficial owner of the Existing Claims being released hereunder and has not assigned or transferred any interest therein (other than pledges or security interests granted in the ordinary course of the Holder’s financing, margin or custody arrangements); and (b) the Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended.

ARTICLE V COVENANTS

5.1 Public Disclosure; Current Report on Form 8-K. The Company shall prepare and file with the SEC a Current Report on Form 8-K disclosing the entry into this Agreement and attaching this Agreement (or the form thereof) as an exhibit (the “8-K Filing”). The Company shall cause the 8-K Filing to be filed no earlier than 8:00 a.m. and no later than 9:30 a.m. Eastern Time on the first (1st) Business Day immediately following the Effective Date, and shall provide the Holder and its counsel a reasonable opportunity to review and comment on the 8-K Filing in advance. The Company shall not make any public statement or disclosure inconsistent with the terms of the Settlement Documents.

5.2 No Interference. The Company shall not take any action, and shall not cause or permit any of its subsidiaries or affiliates to take any action, that would impair, delay or frustrate the Holder’s receipt of the Release Conditions or the Holder’s exercise of any right or remedy under any Settlement Document or Existing Transaction Document.

5.3 Cooperation. The Parties shall reasonably cooperate with each other to give full effect to the Settlement Documents, including in connection with any notices, filings or other administrative matters necessary to consummate the transactions contemplated hereby and thereby.

ARTICLE VI MUTUAL RELEASE OF CLAIMS

6.1 Release by Holder. Effective upon, but only upon, full and timely satisfaction of the Cash Payment, the Holder releases and forever discharges the Company and its past and present officers, directors, employees, agents and affiliates (collectively, the “Company Released Parties”) from the Existing Claims and any other claims, demands, causes of action or liabilities of any kind, whether known or unknown, that the Holder has or may have had against any Company Released Party arising out of or relating to the Existing Transaction Documents prior to the Effective Date (the “Release”); provided, however, that this Release shall not release, discharge or otherwise affect any of the Preserved Claims (defined below in Section 6.3). For the avoidance of doubt, this Release shall not become effective unless and until the Holder has actually received the Cash Payment.

6.2 Failure of Release. If, for any reason, the Cash Payment is not satisfied in full when due, the Release shall not become effective, and all of the Existing Claims and other rights, remedies and causes of action of the Holder under or relating to the Existing Transaction Documents shall remain outstanding and available to the Holder in full, without modification, waiver, novation or discharge, and the Holder may take all such action and enforce any remedy at law or in equity. The Holder’s entry into the Settlement Documents shall not constitute a waiver, release, novation or discharge of any Existing Claim unless and until the Cash Payment has been satisfied and the Release becomes effective in accordance with Section 6.1.

6.3 Preserved Claims. Notwithstanding anything to the contrary, the Release in Section 6.1 shall not release, discharge or affect any of the following (collectively, the “Preserved Claims”): (a) any right or claim of the Holder arising under or relating to any Settlement Document; (b) any right or claim arising under or in connection with the Existing Transaction Documents related to fraud, intentional misrepresentation or willful misconduct by the Company or any Company Released Party; and (c) any right of the Holder to indemnification under Article VII.

6.4 Release by the Company. The Company releases and forever discharges the Holder and its past and present officers, directors, employees, agents and affiliates (collectively, the “Holder Released Parties”) from any and all claims, demands, causes of action or liabilities of any kind, whether known or unknown, that the Company has or may have against any Holder Released Party arising out of or relating to the Existing Transaction Documents prior to the Effective Date; provided however, that nothing herein shall release Holder from its obligations under this Agreement.

6.5 Survival. The provisions of this Article VI shall survive the Closing and any termination of this Agreement.

ARTICLE VII INDEMNIFICATION

7.1 Indemnification by the Company. The Company shall indemnify, defend and hold harmless the Holder and its past and present officers, directors, employees, agents, partners, members, managers, affiliates, successors and assigns (each, a “Holder Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) actually incurred arising out of or relating to (a) any breach by the Company of any representation, warranty or covenant contained in any Settlement Document; (b) any failure of the Company to timely perform any obligation under any Settlement Document; or (c) any right or claim arising under or in connection with the Existing Transaction Documents related to any fraud, intentional misrepresentation or willful misconduct by the Company or its affiliates, except to the extent such loss is caused by the fraud, gross negligence or willful misconduct of the Holder Indemnified Party.

7.2 Survival. The Company’s indemnification obligations under this Article VII shall survive the Closing and any termination of this Agreement.

ARTICLE VIII MISCELLANEOUS

8.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of laws principles thereof. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, for the resolution of any dispute arising out of or relating to this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.2 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Delivery of an executed signature page by “.pdf” or other electronic transmission (including DocuSign) shall be effective as delivery of a manually executed counterpart.

8.3 Entire Agreement. This Agreement, together with the other Settlement Documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises, understandings, negotiations and discussions, whether oral or written.

8.4 Amendment and Waiver. This Agreement may be amended, modified, supplemented or waived only by a written instrument executed by both Parties. No failure or delay in exercising any right hereunder shall operate as a waiver thereof.

8.5 Notices. All notices hereunder shall be in writing and delivered in accordance with the notice provisions of the Purchase Agreement (or such other address as a Party may designate by notice to the other Party).

8.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, such holding shall not affect the validity, legality or enforceability of the remaining provisions or of such provision in any other jurisdiction.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Holder may assign its rights and obligations hereunder in connection with any permitted transfer of any security of the Company held by the Holder; the Company may not assign any of its rights or obligations hereunder without the Holder’s prior written consent.

8.8 Further Assurances. Each Party shall execute and deliver such additional documents and instruments, and take such further actions, as may be reasonably necessary or desirable to effectuate the purposes of the Settlement Documents.

8.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision. Section headings are for convenience only.

8.10 Reservation of Rights. Except to the extent expressly released, waived or modified pursuant to the Conditional Release and the other express terms of the Settlement Documents, all rights, remedies, claims and causes of action of the Holder under the Existing Transaction Documents and applicable law are expressly reserved.

[Signature page follows]

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SADOT GROUP INC.

By:	/s/ Chagay Ravid
Name:	Chagay Ravid
Title:	President and Chief Executive Officer

HELENA GLOBAL INVESTMENT OPPORTUNITIES I LTD.

By:	/s/ Jeremy Weech
Name:	Jeremy Weech
Title:	Managing Partner